As filed with the Securities and Exchange Commission on September 10, 1996
                                                           No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                            COMSTOCK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)
               NEVADA                                          94-1667468
   (State or other jurisdiction of                          (I.R.S. Employer
   incorporation or organization)                        Identification Number)

          5005 LBJ Freeway                         M. Jay Allison
             Suite 1000                   President and Chief Executive Officer
        Dallas, Texas  75244                  5005 LBJ Freeway, Suite 1000
           (214) 701-2000                        Dallas, Texas  75244
 (Address, including zip code, and                  (214) 701-2000
telephone number, including area code, of (Name, Address, including zip code, Registrant's principal executive offices) and telephone number,including area

                                   Copies to:
                                Guy H.Kerr, Esq.
             Locke Purnell Rain Harrell code, of agent for service)
                          2200 Ross Avenue, Suite 2200
                               Dallas, Texas 75201
                                 (214) 740-8000

                                David Lamb, Esq.
                         Milbank, Tweed, Hadley & McCloy
                         601 S. Figueroa St., 30th Floor
                          Los Angeles, California 90017
                                 (213) 892-4434
                              --------------------
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following.
____

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following. [x]
                              ____________________

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                                 Proposed
                                  Proposed        Maximum
 Title of Each Class   Amount      Maximum       Aggregate
   of Securities       to be    Offering Price  Offering Price     Amount of
 to be Registered    Registered  Per Share (1)      (1)         Registration Fee
- -------------------- ----------  -------------  --------------  ----------------
Common Stock, par
value $.50 per share  1,500,000     $10.75       $16,125,000        $5,560
================================================================================
(1)Estimated  solely for the purpose of calculating the  registration  fee based upon the closing  sales price of a share of Common Stock on September 5, 1996 as quoted on the Nasdaq National Market tier of the Nasdaq Stock Market.
                              --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS






                            COMSTOCK RESOURCES, INC.

                        1,500,000 Shares of Common Stock


     The 1,500,000 shares of common stock, par value $.50 per share (the "Common Stock"), of Comstock Resources, Inc. (together with its subsidiaries, the "Company") covered by this Prospectus are being or will be offered by certain selling security holders (the "Selling Security Holders"). See "Selling Security Holders." The shares will be issued to the Selling Security Holders upon conversion of the Company's Series 1994 Convertible Preferred Stock. See "Description of Capital Stock - Preferred Stock." The Company will not receive any proceeds from the sale of Common Stock offered hereby.

     The Selling Security Holders may sell any shares offered hereunder from time to time in one or more transactions (including block transactions) on the Nasdaq Stock Market or any other exchange on which the Common Stock may be admitted for trading, or in the over-the-counter market. The Selling Security Holders may also sell shares in special offerings, exchange distributions or secondary distributions, in negotiated transactions, or otherwise. The Selling Security Holders may effect such transactions by selling shares of Common Stock directly, or to or through underwriters, dealers, brokers or agents, or any combination thereof. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, specific information regarding the transaction will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

     The Company's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol CMRE. On September 5, 1996, the last sale price of the Common Stock, as reported on the Nasdaq Stock Market, was $10.75 per share. The shares of Common Stock offered hereby include preferred stock purchase rights. See "Description of Capital Stock - Stockholders' Rights Plan."

     The Company has agreed to register the shares of Common Stock offered and to pay the expenses of such registration. Such expenses, including legal and accounting fees, are estimated to be $10,000. The Company intends to keep the registration statement, of which this Prospectus is a part, effective for a period of twenty-four months or, if earlier, until all the shares of Common Stock offered hereby have been sold or the Company is no longer obligated to maintain such effectiveness.
                                   ----------

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" HEREIN.
                                   ----------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------

                              September ____, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and/or information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., and at certain of the regional offices of the Commission. The addresses of the facilities are: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. In addition, copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) which contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission.

     The Company shall provide without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person, a copy of any and all of the information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). These documents are available upon request directed to: Comstock Resources, Inc., 5005 LBJ Freeway, Suite 1000, Dallas, Texas 75244; telephone number (214) 701-2000, Attention:
Secretary.



                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary............................................................3

Risk Factors..................................................................4

Description of Capital Stock..................................................6

Selling Security Holders.....................................................12

Plan of Distribution.........................................................13

Use of Proceeds..............................................................14

Incorporation of Certain Information By Reference............................15

Legal Matters................................................................15

Experts......................................................................15

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere or incorporated by reference in this Prospectus.


The Company

     The Company was originally organized as a Delaware corporation in 1919 under the name Comstock Tunnel and Drainage Company for the primary purpose of conducting gold and silver mining operations in and around the Comstock Lode in Nevada. In 1983, the Company was reincorporated under the laws of the State of Nevada. In November 1987, the Company changed its name to Comstock Resources, Inc.

     The Company's oil and gas acquisition, development and production operations are conducted through its wholly owned subsidiaries, Comstock Oil & Gas, Inc., Comstock Oil & Gas -- Louisiana, Inc., Comstock Offshore Energy, Inc. and Black Stone Oil Company. Comstock Management Corporation, a wholly owned subsidiary, manages the oil and gas properties of Comstock DR II Oil & Gas Acquisition Limited Partnership.

     The Company's natural gas marketing and gathering activities are conducted through its wholly owned subsidiary, Comstock Natural Gas, Inc. ("CNG"). CNG has interests in 34 miles of natural gas pipeline in east and south Texas and a gas processing plant in east Texas. CNG, through its wholly owned subsidiary Crosstex Pipeline, Inc., serves as managing general partner and CNG holds a 20.3% limited partner interest in Crosstex Pipeline Partners, Ltd., which owns 63 miles of natural gas pipeline in east Texas.

     The Company's executive offices are located at 5005 LBJ Freeway, Suite 1000, Dallas, Texas 75244, and its telephone number is (214) 701-2000.

The Offering

     Common Stock Offered by the Selling Security Holders.......1,500,000 shares

     Common Stock Outstanding at September 5, 1996..........15,757,254 shares(1)

     Nasdaq National Market Symbol..........................................CMRE


     (1) At September 5, 1996 an additional 6,352,450 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options and warrants and the conversion of the Series 1994 Convertible Preferred Stock and the Series 1995 Convertible Preferred Stock. In connection with the sale of the Common Stock offered hereby, the 600,000 shares of the Series 1994 Convertible Preferred Stock will be converted into the 1,500,000 shares of Common Stock offered hereby.

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should consider fully, together with the other information contained in or incorporated into this Prospectus, the following factors:

Market Conditions and Volatility of Oil and Natural Gas Prices

     The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The Company is affected more by fluctuations in natural gas prices than oil prices because a majority of its production is natural gas (83% in fiscal 1995 on a gas equivalent basis). The price received by the Company for its oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond the Company's control, including seasonality, the condition of the United States economy (particularly the manufacturing sector), imports of crude oil and natural gas, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the borrowing base under the Company's bank credit facility, which would affect its ability to borrow additional funds. Although the Company is not currently experiencing any significant involuntary curtailment of its natural gas production, market, economic and regulatory factors may in the future materially affect the Company's ability to sell its natural gas production.

     In order to mitigate its exposure to price risks in the marketing of its oil and natural gas, the Company from time to time enters into energy price swap arrangements to hedge a portion of anticipated sales of oil and natural gas. Such arrangements may also restrict the ability of the Company to benefit from unexpected increases in oil and natural gas prices. The Company believes that its hedging strategies are generally conservative in nature.

Replacement of Oil and Natural Gas Reserves

     The Company must continually acquire, explore for, develop or exploit new oil and natural gas reserves to replace those produced or sold. Without successful acquisition, drilling or exploitation operations, the Company's oil and natural gas reserves and revenues will decline. Drilling activities are subject to numerous risks, including the risk that no commercially viable oil or natural gas production will be obtained. The decision to purchase, explore, exploit or develop an interest or property will depend in part on the evaluation of data obtained through geophysical and geological analyses and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain. Drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices or limitations in the market for products. Natural gas wells may be shut in for lack of a market or due to inadequacy or unavailability of natural gas pipeline or gathering system capacity or access.

Substantial Capital Requirements

     The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploitation, development, exploration and production of oil and natural gas reserves. Historically, the Company has financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of equity securities. The Company intends to make approximately

$14.5 million in capital expenditures in 1996 for planned development of its existing properties. During the six months ended June 30, 1996, the Company had expended $3.9 million toward the planned development. The Company believes that it will have sufficient cash provided by operating activities and borrowings under its bank credit facility to fund such planned capital expenditures. If revenues or the Company's borrowing base decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, the Company may have limited ability to obtain the capital necessary to undertake or complete future development programs and to continue its acquisition activities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

Operating Hazards and Uninsured Risks

     The Company's operations are subject to all of the risks normally incident to the exploration for and the production of oil and natural gas, including blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. The Company anticipates that it will from time to time conduct relatively deep drilling which will involve increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. There can be no assurance that the levels of insurance maintained by the Company will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance, or availability at commercially acceptable premium levels.

Uncertainties in Estimating Oil and Natural Gas Reserves

     There are numerous uncertainties inherent in estimating quantities and values of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data, of production history and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Such estimates are subject to future revisions to reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect the Company's financial condition, borrowing base under its bank credit facility, future prospects and market value of its securities.

Government Regulation

     The Company's business is regulated by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. The Company's business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. There can be no assurance that present or future regulation will not adversely affect the operations of the Company.

Competition

     The oil and natural gas industry is highly competitive. The Company's competitors for the acquisition, exploration, exploitation and development of oil and natural gas properties, purchases and marketing of natural gas and transportation and processing of natural gas, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than the Company. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Dependence on Key Personnel

     The success of the Company will be highly dependent on M. Jay Allison, its President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on the Company's operations.

Anti-Takeover Provisions

     The Company's Articles of Incorporation, By-laws and Stockholders' Rights Plan and the provisions of Nevada law include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. See "Description of Capital Stock."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $10.00 par value (the "Preferred Stock"). At September 5, 1996, there were issued and outstanding 15,757,254 shares of Common Stock and 2,100,000 shares of Preferred Stock, of which 600,000 shares are designated as the Series 1994 Convertible Preferred Stock and 1,500,000 shares are designated as the Series 1995 Convertible Preferred Stock. Options and warrants to purchase 1,633,307 shares of Common Stock were also outstanding and exercisable at that date. In the aggregate, 6,352,450 shares of Common Stock have been reserved for issuance pursuant to the exercise of stock options and warrants currently outstanding and the conversion of the Series 1994 Convertible Preferred Stock and the Series 1995 Convertible Preferred Stock. In connection with the sale of the Common Stock offered hereby, the 600,000 shares of the Series 1994 Convertible Preferred Stock will be redeemed or converted into the 1,500,000 shares of Common Stock offered hereby.

Common Stock

     Subject to the prior rights of the Series 1994 Convertible Preferred Stock, the Series 1995 Convertible Preferred Stock and any other shares of Preferred Stock that may be issued, and except as otherwise set forth below, the shares of Common Stock of the Company (1) are entitled to such dividends as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor; (2) are entitled to one vote per share on matters voted upon by the stockholders and have no cumulative voting rights; (3) have no preemptive or conversion rights; (4) are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and (5) are entitled, upon liquidation, to receive the assets of the Company remaining after the payment of corporate debts and the satisfaction of any liquidation preferences of the Series 1994 Convertible Preferred Stock, the Series 1995 Convertible Preferred Stock and any other Preferred Stock, if issued. Although the Company's Articles of

Incorporation do not deny preemptive rights to stockholders, under Nevada law no stockholders have preemptive rights with respect to shares that, upon issuance, are registered under Section 12 of the Exchange Act. The Common Stock is currently registered under Section 12 of the Exchange Act.

     The Common Stock presently issued and outstanding is, and the shares being offered by the Selling Security Holder upon issuance will be, validly issued, fully paid and nonassessable.

     Because the shares of Common Stock do not have cumulative voting rights, the holders of a majority of the shares voting for the election of directors can elect all members of the class of the Company's classified Board of Directors that are to be elected at a meeting of the stockholders, subject to any rights of the holders of Series 1994 Convertible Preferred Stock and the Series 1995 Convertible Preferred Stock. See "Description of Capital Stock - Preferred Stock."

     The Company's Common Stock is quoted on the Nasdaq National Market tier of Nasdaq Stock Market. The Transfer Agent and Registrar for the Common Stock of the Company is American Stock Transfer and Trust Company.

Stockholders' Rights Plan

     General

     As part of its long-term strategy to maximize, preserve and protect the long-term value of the Company for the benefit of all stockholders, the Board of Directors of the Company considered, and on December 4, 1990, adopted, a stockholders' rights plan. The basic objective of the Stockholders' Rights Plan (the "Rights Plan") is to encourage prospective purchasers to negotiate with the board, whose ability to negotiate effectively with a potential purchaser, on behalf of all stockholders, is significantly greater than that of the stockholders individually. In the Board of Directors' view, some attempted takeovers can pressure stockholders into disposing of their equity investment in the Company at less than full value and can result in the unfair treatment of minority stockholders, especially considering that prospective purchasers typically are interested in acquiring targets as cheaply as they can. The rights are designed to deter abusive takeover tactics, such as (i) accumulations of the Company's stock by a prospective purchaser who through open market or private purchases may achieve a position of substantial influence or control without paying to selling or remaining stockholders a fair "control premium", (ii) coercive two-tier, front-end loaded or partial offers which may not offer fair value to all stockholders, (iii) accumulations of the Company's stock by a prospective purchaser who lacks the financing to complete an offer and is only interested in putting the Company "in play", without concern as to how its activities may affect the business of the Company, and (iv) self-dealing transactions by or with prospective purchasers who may seek to acquire the Company at less than full value or upon terms that may be detrimental to minority stockholders. Equally important, offers left open only a short time might prevent management and the board from considering all alternatives to maximize the value of the Company including, if appropriate, a search for competing bidders. The Board of Directors believes that the specific benefits derived by the stockholders of the Company as a result of having the Rights Plan in place include:

        o providing disincentives to potential purchasers who are not willing or able to make and complete a fully financed offer to all stockholders at a fair price;

        o providing the board and management the time to consider available alternatives and act in the best interests of all stockholders in the event of an offer;

        o   protecting against abusive takeover tactics; and

        o   increasing the bargaining power of the Board of Directors.

     The Rights Plan was not adopted by the Board of Directors in response to any specific effort to obtain control of the Company.

     Description of Rights Plan

     On December 4, 1990, the Company declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, payable on December 17, 1990 (the "Record Date") to stockholders of record at that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, $10.00 par value per share, at an exercise price of $15.00 (the "Purchase Price") per one one-hundredth of a share of Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as successor Rights Agent.

     The Rights are initially evidenced by the Common Stock certificates as no separate Rights certificates were distributed. The Rights separate from the Common Stock and a "Distribution Date" will occur at the close of business on the earliest of (i) the tenth business day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"),
(ii) the tenth business day (or such later date as may be determined by action of the Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of Common Stock or (iii) the tenth business day after the Board of Directors of the Company determines that any individual, firm, corporation, partnership or other entity (each a "Person"), alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which a majority of the continuing directors who are not officers of the Company determines to be substantial (which amount shall in no event be less than 10% of the shares of Common Stock outstanding) and at least a majority of the continuing directors who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such Person as the directors shall deem appropriate, shall determine that such beneficial ownership by such Person is intended to cause the Company to repurchase the Common Stock beneficially owned by such Person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such Person with short-term financial gain under circumstances where the directors determine that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transaction or series of transactions at that time or such beneficial ownership is causing or is reasonably likely to cause a material impact to the Company (an "Adverse Person").

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 17, 2000, unless earlier redeemed by the Company.

     If (i) a Person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock (except (a) pursuant to certain offers for all outstanding shares of Common Stock approved by at least a majority of the continuing directors who are not officers of the Company or (b) solely due to a reduction in the number of shares of Common Stock outstanding as a result of the repurchase of shares of Common Stock by the Company) or (ii) the Board of Directors determines that a Person is an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable following the occurrence of either of the events set forth in this paragraph until such time as the Rights are no longer redeemable by the Company as set forth below. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void.

     If at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, or in which the Company is the surviving corporation, but its Common Stock is changed or exchanged (other than a merger which follows an offer described in clause (i)(a) of the preceding paragraph), or (ii) more than 50% of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive upon exercise, Common Stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time after the earlier to occur of (i) an Acquiring Person becoming such or (ii) the date on which the Board of Directors of the Company declares an Adverse Person to be such, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by the Adverse Person or Acquiring Person, as the case may be, which will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). Notwithstanding the foregoing, no such exchange may be effected at any time after any Person becomes the beneficial owner of 50% or more of the outstanding Common Stock.

     The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets
(excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     At any time until the close of business on the earlier of the tenth day following the Stock Acquisition Date or the tenth business day following the date on which the Board of Directors first declares a person to be an Adverse Person, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the continuing directors (as defined in the Rights Agreement).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights Plan has certain anti-takeover effects including making it prohibitively expensive for a raider to try to control or take over the Company unilaterally and without negotiation with the Board of Directors. Although intended to preserve for the stockholders the long term value of the Company, the Rights Plan may make it more difficult for stockholders of the Company to benefit from certain transactions which are opposed by the incumbent Board of Directors.

Preferred Stock

     The Board of Directors is empowered, without approval of the stockholders, to cause shares of its authorized Preferred Stock to be issued in one or more classes or series, from time to time, with the number of shares of each class or series and the rights, preferences and limitations of each class or series to be determined by it. Among the specific matters that may be determined by the Board of Directors are the rate of dividends, redemption and conversion prices, terms and amounts payable in the event of liquidation and voting rights. Shares of Preferred Stock may, in the Board of Directors' sole determination, be issued with voting rights greater than one vote per share. Issuance of shares of Preferred Stock could involve dilution of the equity of the holders of Common Stock and further restrict the rights of such stockholders to receive dividends.

     On January 6, 1994, the Board of Directors created a new series of Preferred Stock consisting of 600,000 shares designated as the Series 1994 Convertible Preferred Stock (the "Series 1994 Preferred"). On January 7, 1994, the Company issued and sold 600,000 shares of the Series 1994 Preferred in a private placement for $6 million. The Series 1994 Preferred was purchased by certain investors and investment funds represented or managed by Trust Company of the West.

     On June 16, 1995, the Board of Directors created a new series of preferred stock consisting of 1,500,000 shares designated as the Series 1995 Convertible Preferred Stock (the "Series 1995 Preferred"). On June 19, 1995, the Company sold 1,500,000 shares of the Series 1995 Preferred in a private placement for $15 million to certain investors and investment funds represented or managed by Trust Company of the West.

     The Series 1994 Preferred and the Series 1995 Preferred pay quarterly dividends at the rate of 22 1/2(cent) on each outstanding share and is payable when, as and if declared on each March 31, June 30, September 30, and December
31. Dividends on the Series 1994 Preferred and the Series 1995 Preferred are cumulative from the date of original issue. Unpaid dividends bear interest at a rate of 9% per annum, compounded quarterly. The Company, at its option, can pay the dividend in cash or in shares of Common Stock valued at 75%, in the case of the Series 1994 Preferred, or 80% in the case of the Series 1995 Preferred, of the lower of the Common Stock's 5 day or 30 day average closing price.

     On January 1, 1999 and on each January 1 thereafter, so long as any shares of the Series 1994 Preferred are outstanding, the Company is obligated to redeem 120,000 shares of the Series 1994 Preferred at $10.00 per share plus accrued and unpaid dividends thereon. On June 30, 2000 and on each June 30, thereafter, so long as any shares of the Series 1995 Preferred are outstanding, the Company is obligated to redeem 300,000 shares of the Series 1995 Preferred at $10.00 per share plus accrued and unpaid dividends thereon. The mandatory redemption price may be paid either in cash or in shares of Common Stock, at the option of the Company. If the Company elects to pay the mandatory redemption price in shares of Common Stock, the Common Stock will be valued at 75%, in the case of the Series 1994 Preferred, or 80%, in the case of the Series 1995 Preferred, of the lower of the Common Stock's 5 day or 30 day average closing price (immediately prior to the date of redemption).

     The respective holders of the Series 1994 Preferred, and the Series 1995 Preferred have the right, at their option and at any time, to convert all or any part of such shares into shares of Common Stock. The Common Stock conversion prices as of the date hereof are $4.00 per share for the Series 1994 Preferred and $5.25 per share for the Series 1995 Preferred. If the holders of the Series 1994 Preferred and the Series 1995 Preferred elected to convert all such shares into Common Stock at the initial conversion prices, the holders would own approximately 22% of the Company's issued and outstanding shares of Common Stock as of September 5, 1996. The Company has the option to redeem the shares of Series 1994 Preferred and the Series 1995 Preferred at a price that would provide the holder with a specified rate of return on their original investment.

     In the event of dissolution, liquidation or winding-up of the Company, the holders of the Series 1994 Preferred and the Series 1995 Preferred are entitled, after payments of all amounts payable to the holders of Preferred Stock senior to such series of Preferred Stock, to receive out of the assets remaining $10.00 per share, together with all dividends thereon accrued or in arrears, whether or not earned or declared, before any payment is made or assets set apart for payment to the holders of the Common Stock.

     The holders of the Series 1994 Preferred and the Series 1995 Preferred are each entitled to vote with the holders of Common Stock on all matters submitted for a vote of the holders of shares of Common Stock on an "as converted" basis. Upon the occurrence of an "event of noncompliance" with the terms of the Series 1994 Preferred and/or the Series 1995 Preferred as set forth therein, the holders of each such series of Preferred Stock have the right (for so long as such event of noncompliance continues) to elect two additional directors to the Board of Directors of the Company. Accordingly, up to four additional directors could be elected pursuant to the terms of the Series 1994 Preferred. "Events of noncompliance" include (i) the failure to pay in the aggregate four quarterly dividends on any such series, (ii) the failure to redeem any such series in accordance with its terms, (iii) a default by the Company on certain indebtedness, (iv) M. Jay Allison ceasing to be the chief executive officer of the Company, or (v) a bankruptcy or similar proceeding is commenced by or against the Company or any of its significant subsidiaries.

     The Company has the option to convert the Series 1995 Preferred to convertible subordinated debt provided that the Company has satisfied certain conditions, including obtaining the consent of the banks under the senior credit facility and the holders of Series 1994 Preferred and granting to the holders of the Series 1995 Preferred additional demand registration rights.

     The Company may not, so long as any of the Series 1994 Preferred or the Series 1995 Preferred is outstanding, alter any of the rights, preferences or powers of the Series 1994 Preferred and the Series 1995 Preferred or issue any shares of stock ranking on a parity with or senior to each series of outstanding Preferred Stock unless the requisite number of the holders have consented thereto. Holder of each such series of Preferred Stock also have the right to approve (1) a merger of the Company where the Company is not the surviving corporation; (2) the issuance of more than 20% of the Common Stock in connection with a merger or acquisition; (3) the sale or disposition of substantially all of the Company's assets; (4) payment of any dividend or distribution, on or for the redemption of Common Stock in excess of $50,000 a year; or (5) an increase in the number of shares of Common Stock issuable under the Company's 1991 Long-term Incentive Plan.

     In addition to the Series 1994 Preferred and the Series 1995 Preferred and in connection with the Stockholders' Rights Plan as described under "Description of Capital Stock - Stockholders' Rights Plan", the Company has designated and reserved for issuance 150,000 shares of Preferred Stock, $10.00 par value per share, which, under the Rights Plan, may be issued in units consisting of one one-hundredth of a share (each, a "Unit"). Each Unit, if and when issued, will be entitled to receive a cumulative quarterly cash dividend equal to the greater of $0.375 or the amount of the dividend or distribution paid per share of Common Stock for the applicable quarter. Such Preferred Stock dividend rights are senior to the rights of holders of Common Stock to receive any dividend or distribution. Each Unit, if and when issued, will be entitled to one vote, voting together with the Common Stock, on all matters submitted to the holders of the Common Stock. Upon liquidation, dissolution or winding up of the Company, each Unit issued will be entitled to the greater of $15.00 plus accrued but unpaid dividends or the amount to be distributed in respect of each share of Common Stock, with such Preferred Stock liquidation rights being senior to those of the holders of the Common Stock. The Company has the option to redeem, in whole or in part, the Preferred Stock, if issued, at any time for a per Unit price equal to the greater of $15.00 or the current market price per share of Common Stock at the time of redemption, in each case together with accrued but unpaid dividends.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information as of September 5, 1996 with respect to the Common Stock beneficially owned by the Selling Security Holders.



                                      Number of                     Before            After
     Name and Address of               Shares         Number       Offering         Offering
      Selling Security              Beneficially     of Shares   Percentage of    Percentage of
           Holder                     Owned (1)       Offered    Common Stock   Common Stock (2)
     ------------------             ------------     ---------   -------------  ----------------
Trust Company of the West,             293,348         93,693         1.85%             .65%
as Trustee of the TCW Debt and
Royalty Fund IVA
865 South Figueroa, Suite 1800
Los Angeles, California 90017

Trust Company of the West,             783,728        250,312         4.90%            1.73%
as Custodial Agent for TCW Debt
and Royalty Fund IVB,
865 South Figueroa, Suite 1800
Los Angeles, California 90017

Harris Trust and Saving Bank,          195,567         62,463         1.24%             .43%
as Trustee for Delta Master Trust
865 South Figueroa, Suite 1800
Los Angeles, California 90017

The Chase Manhattan Bank               488,913        156,152         3.07%            1.08%
as Custodian for
Leland Stanford Junior University
865 South Figueroa, Suite 1800
Los Angeles, California 90017

Trust Company of the West,             244,454         78,075         1.54%             .54%
as Custodian for Columbia University
865 South Figueroa, Suite 1800
Los Angeles, California 90017

                                            -12-


                                      Number of                     Before            After
     Name and Address of               Shares         Number       Offering         Offering
      Selling Security              Beneficially     of Shares   Percentage of    Percentage of
           Holder                     Owned (1)       Offered    Common Stock   Common Stock (2)
     ------------------             ------------     ---------   -------------  ----------------
Harris Trust and Savings Bank,         244,454         78,075         1.54%             .54%
as Custodian for
Searle Trusts Limited Partnership X
865 South Figueroa, Suite 1800
Los Angeles, California 90017

Harris Trust and Savings Bank,          97,782         31,230          .62%             .22%
as Custodian for John G. Searle
Charitable Trusts Partnership
865 South Figueroa, Suite 1800
Los Angeles, California 90017

Trust Company of the West, as        1,702,381        750,000        10.31%            3.10%
Investment Manager and Custodian for
General Mills, Inc.
865 South Figueroa, Suite 1800
Los Angeles, California 90017

                                     ---------      ---------
                                     4,050,627      1,500,000
                                     =========      =========

(1) Includes  shares  to be  issued  upon  the  conversion  of the  Series  1994
    Convertible Preferred Stock and the Series 1995 Convertible Preferred Stock.
(2) Assumes the sale by Selling Security Holders of all shares offered hereby.


Transactions with the Selling Security Holders

     On January 7, 1994, the Company sold 600,000 shares of its Series 1994 Preferred in a private placement for $6 million to certain investors and investment funds represented or managed by Trust Company of the West.

     On June 19, 1995, the Company sold 1,500,000 shares of its Series 1995 Preferred in a private placement for $15 million to certain investors and investment funds represented or managed by Trust Company of the West, including certain holders of the Series 1994 Preferred.

     The Company granted certain registration rights with respect to the Common Stock offered hereby to the Selling Security Holders.

                              PLAN OF DISTRIBUTION

     The Selling Security Holders may sell any shares offered hereunder from time to time in one or more transactions (including block transactions) on the Nasdaq Stock Market or any other exchange on which the Common Stock may be admitted for trading, or in the over-the-counter market, in each case pursuant to and in accordance with any applicable rules of such market or exchange. The Selling Security

Holders may also sell shares in special offerings, exchange distributions or secondary distributions, in each case pursuant to and in accordance with any applicable rules of any market or exchange, in negotiated transactions, including through the writing of options on shares of Common Stock (whether such options are listed on an options exchange or otherwise), or otherwise. The Selling Security Holders may effect such transactions by selling shares of Common Stock directly, or to or through underwriters, dealers, brokers or agents, or any combination thereof. Any such underwriters, dealers, brokers or agents may sell such shares to purchasers in one or more transactions (including block transactions) on the Nasdaq Stock Market or otherwise. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Without limiting the foregoing, brokers may act as dealers by purchasing any and all shares of the Common Stock covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. A member firm of a securities exchange may be engaged to act as the Selling Security Holders' agent in the sale of shares by the Selling Security Holders. Any underwriters, brokers, dealers and agents will receive commissions, discounts or fees from the Selling Security Holders in amounts to be negotiated prior to the sale. To the extent required, specific information regarding the transaction will be set forth in a prospectus supplement.

     The Selling Security Holders and any underwriters, brokers, dealers, agents or others that participate with the Selling Security Holders in the distribution of the shares may be deemed to be "underwriters" within the meaning thereof under the Securities Act of 1933, as amended and any commissions, discounts or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act of 1993, as amended. Agents may be entitled under agreements entered into with the Selling Security Holders to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     Each Selling Security Holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales by each Selling and any other such per person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in market making activities with respect of such Common Stock for a period of two business days prior to the commencement of such distribution all of the foregoing may affect the marketability of the Common Stock offered hereby.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There can be no assurances that the Selling Security Holders will sell any or all of the shares offered hereunder.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock by any of the Selling Security Holders. See "Plan of Distribution."

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The  Company  hereby   incorporates  the  following   documents  into  this
Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.
     2. The Company's Proxy Statement  dated April 17, 1996   in connection with
        the Annual
        Meeting of Stockholders of the Company held on May 15, 1996.
     3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
     4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
     5. The Company's Current Report on Form 8-K dated May 1, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.
                                     EXPERTS

     The consolidated financial statements of the Company incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses of the offering are estimated (except as indicated) as to be as follows:

         Securities and Exchange Commission Registration Fee (actual)....$ 5,560
         Legal Fees and Expenses.........................................  3,000
         Accounting Fees and Expenses....................................  1,000
         Other...........................................................    440
                                                                         -------
            Total........................................................$10,000

All of the above expenses will be borne by the Company.

Item 15.  Indemnification of Directors and Officers.

     Section 78.751 of the Nevada General Corporation Law permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his conduct was unlawful.

     With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of the Board of Directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 permits the Articles of Incorporation or Bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

     Section 78.751 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

     Article VI, "Indemnification of Directors, Officers, Employees and Agents", of the Registrant's Bylaws provides as follows with respect to indemnification of the Registrant's directors, officers, employees and agents:

     Section 1. To the fullest extent allowed by Nevada law, any director of the Corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

              (a) an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or

              (b)  the payment of dividends in violation of N.R.S. 78.300.

     Section 2. The Corporation shall indemnify each director, officer, employee and agent, now or hereafter serving the Corporation, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Corporation's request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. For purposes hereof, the term "expenses" shall include but not be limited to all expenses, costs, attorneys' fees, judgements (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Corporation. However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Corporation shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Corporation; and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Corporation in writing is, in his opinion, proper. In making or refusing to make any payment under this or any other provision of these Bylaws, the Corporation, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

     Section 3. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in these Bylaws.

     Section 4. The Corporation may indemnify each person, though he is not or was not a director, officer, employee or agent of the Corporation, who served at the request of the Corporation on a committee created by the Board of Directors to consider and report to it in respect of any matter. Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Corporation.

     Section 5. The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

     Section 6. The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and persons described in Section 4 of this Article above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status, as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

Item 16. Exhibits.

Exhibit No.                       Description
- -----------  -------------------------------------------------------------------
 4.1 Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3 dated November 30, 1992).

 4.2 Rights Agreement dated as of December 10, 1990 by and between the Registrant and Society National Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to Registrant's Registration Statement on Form 8-A, dated December 14, 1990).

 5.1 *       Opinion of Locke Purnell Rain Harrell (A Professional Corporation).

23.1 *       Consent of Counsel (Included in Exhibit 5.1).

23.2 *       Consent of Independent Public Accountants.

24.1 *       Power  of  Attorney   (Included  on  the  Signature   Page  of  the
             Prospectus).

*  Filed herewith.

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 6, 1996.

                            COMSTOCK RESOURCES, INC.

                            By: /s/ M. JAY ALLISON
                                M. Jay Allison
                                President and Chief Executive Officer
                                (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                           Title                           Date

/s/ M. JAY ALLISON        President, Chief Executive           September 6, 1996
- -----------------------   Officer and, Director (Principal
    M. Jay Allison        Executive Officer)

/s/ ROLAND O. BURNS       Senior Vice President, Chief         September 6, 1996
- -----------------------   Financial Officer, Secretary, and
    Roland O. Burns       Treasurer (Principal Financial
                          and Accounting Officer)

/s/ HAROLD R. LOGAN       Chairman of the Board of Directors   September 6, 1996
- ------------------------
    Harold R. Logan

/s/ RICHARD S. HICKOK     Director                             September 6, 1996
- ------------------------
    Richard S. Hickok

/s/ FRANKLIN B. LEONARD   Director                             September 6, 1996
- ------------------------
    Franklin B. Leonard

/s/ CECIL E. MARTIN, JR.  Director                             September 6, 1996
- ------------------------
    Cecil E. Martin, Jr.

/s/ DAVID W. SLEDGE       Director                             September 6, 1996
- ------------------------
    David W. Sledge

                           INDEX TO EXHIBITS




Exhibit No.                    Exhibit                                    Page
- -----------  ----------------------------------------------------         ----
 4.1         Specimen  Common  Stock  Certificate   (incorporated
             herein by reference  to Exhibit 4.1 to  Registration
             Statement on Form S-3 dated October 30, 1992).

 4.2 Rights Agreement dated as of December 10, 1990, by and between the Registrant and Society National Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to Registrant's Registration Statement on Form 8-A, dated December 14, 1990).

 5.1*        Opinion   of   Locke   Purnell   Rain   Harrell   (A
             Professional Corporation).                                    E-2

23.1*        Consent of Counsel (Included in Exhibit 5.1).

23.2*        Consent of Independent Public Accountants.                    E-4

24.1* Power of Attorney (Included on the Signature Page of the Prospectus).

*  Filed herewith.



                                       E-1